Exhibit 99.1

FORGE INNOVATION DEVELOPMENT CORP.

Exhibit 99.1 — Statement Regarding the Release and Return of Partnership Interest in Legend International Investment LP

Dated: July 27, 2025

WHEREAS, on March 24, 2023, Forge Innovation Development Corp. (“Forge” or the “Company”) entered into an Asset Purchase Agreement with Legend Investment Management LLC (“Legend LLC”), a California limited liability company, and its managing members, Steven Zhi Qin and Yue Zhang (collectively, the “Seller”), pursuant to which Forge acquired seventy-seven point three percent (77.3%) of the Seller’s sixty-six percent (66%) ownership interest in Legend International Investment LP (“Legend LP”), representing a fifty-one percent (51%) equity ownership in Legend LP following the transaction;

WHEREAS, under the terms of that agreement, Forge delivered to Legend LLC an aggregate of 1,967,143 shares of Forge’s common stock, valued at $1,377,000, as consideration for such acquisition, and as a result, Legend LP became a majority-owned subsidiary of Forge as of the closing date of March 24, 2023;

WHEREAS, as of mid-2025, Legend LP has been facing severe financial hardship and the imminent risk of foreclosure by its secured lender, and Forge, after careful review of its own financial condition, has determined that it is unable to provide further financial support to Legend LP or assume additional loan obligations related to the Legend Business Center property located at 6240 Mission Boulevard, Jurupa Valley, California;

WHEREAS, after thorough discussions between the representatives of Forge and Legend LLC, both parties have mutually agreed that it would be in their best interests to release Forge from its ownership and obligations associated with Legend LP, and to enable Legend LLC to regain full control and to seek a qualified successor to assist in the financial recovery of Legend LP and prevent foreclosure;

NOW, THEREFORE, Forge Innovation Development Corp. hereby declares and confirms the following:

1. Effective as of July 27, 2025, Forge shall voluntarily release, transfer, and return to Legend Investment Management LLC all of its fifty-one percent (51%) partnership interest in Legend International Investment LP (the “Transferred Interest”), representing the same equity interest acquired pursuant to the Asset Purchase Agreement executed on March 24, 2023.

2. Concurrently, Legend Investment Management LLC shall return to Forge the full amount of one million, nine hundred sixty-seven thousand, one hundred forty-three (1,967,143) shares of Forge’s common stock, which were originally issued as the purchase consideration for the 51% partnership interest.

3. Upon the effectiveness of this release and return, Forge shall cease to have any ownership, management, voting, or financial rights in or to Legend International Investment LP, and Legend LP shall no longer be treated as a subsidiary or consolidated entity of Forge for accounting and reporting purposes.

4. The Company acknowledges that this divestiture constitutes a material subsequent event under U.S. GAAP (ASC 855) and SEC Regulation S-K and shall be formally disclosed in Forge’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2025, including the financial and accounting impact of the transaction.

5. This decision has been duly authorized and approved by the Board of Directors of Forge Innovation Development Corp. at a special meeting held on July 27, 2025.

IN WITNESS WHEREOF, the undersigned has executed this Statement as of the date first written above.

FORGE INNOVATION DEVELOPMENT CORP.

By:	/s/ Patrick Liang
Name:	Patrick Liang
Title:	President and Chief Executive Officer